Exhibit 99.1

                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601

Champions Oncology Reports Record Annual Revenue of $57 Million
Total annual revenue growth of 14%

Hackensack, NJ – July 23, 2025 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading translational oncology research organization, today announced its financial results for the fiscal year and fourth quarter ended April 30, 2025.

Fourth Quarter Financial Highlights:
•Total revenue of $12.3 million
•Adjusted EBITDA loss of $1.2 million
•New data licensing revenue of approximately $200,000
•Operating cash flow of $6.4 million

Fiscal Year 2025 Financial Highlights:
•Record annual revenue of $57 million, an increase of 14% year-over-year
•Net income of $4.6 million
•Adjusted EBITDA income of $7.1 million
•Data license revenue of $4.7 million
•Year-end cash balance of $9.8 million

Ronnie Morris, CEO of Champions, commented, “This past year was pivotal for the Company, as we returned to growth and profitability, launched a high-margin data business and laid the foundation for long-term value creation”. Added Morris, “With a strong pipeline heading into fiscal 2026, we’re confident in our ability to drive continued revenue growth and further accelerate the monetization of our data offering.”

David Miller, CFO of Champions added, “Our financial turnaround in fiscal 2025 was driven by disciplined execution and operational efficiency. We delivered record adjusted EBITDA, and strengthened our balance sheet, all while investing in scalable growth. We believe we’re well positioned to build on this momentum in fiscal 2026.”

Fourth Quarter Financial Results

Total oncology revenue for the fourth quarter of fiscal 2025 was $12.4 million, compared to $14.0 million for the same period last year, a decrease of 12%, but in line with expectations. Total costs and operating expenses for the fourth quarter of fiscal 2025 were $14.4 million compared to $14.2 million for the fourth quarter of fiscal 2024, a slight increase of $170,000 or 1%.

For the fourth quarter of fiscal 2025, Champions reported a loss from operations of $2.0 million, which includes $131,000 in stock-based compensation, $394,000 in depreciation and amortization, and a $293,000 charge on the disposal of lab equipment, compared to a loss from

Exhibit 99.1
operations of $190,000, inclusive of $263,000 in stock-based compensation, $457,000 in depreciation and amortization, and a $354,000 charge on the disposal of lab equipment in the fourth quarter of fiscal 2024. Excluding stock-based compensation, depreciation and amortization expenses, and the disposal of equipment charge, Champions reported an adjusted EBITDA loss for the quarter of $1.2 million, compared to adjusted EBITDA income of $884,000 in the prior year period.

Cost of oncology revenue was $7.3 million for both the three months ended April 30, 2025 and April 30, 2024. For the three months ended April 30, 2025, gross margin was 41% compared to 48% for the three months ended April 30, 2024. The decline in revenue against generally unchanged total quarterly costs resulted in the margin contraction.
Research and development expense was $2.0 million for both the three months ended April 30, 2025 and 2024. Sales and marketing expense for the three months ended April 30, 2025 was $2.3 million, an increase of $533,000, or 30%, compared to $1.8 million for the three months ended April 30, 2024. The increase was driven by higher compensation expense, primarily related to the expansion of our data business development team along with an increase in the number of conferences attended and sponsored that were concentrated during the quarter. General and administrative expense was $2.5 million for the three months ended April 30, 2025 compared to $2.8 million for the three months ended April 30, 2024, a decrease of $237,000, or 9%. The reduction for the period was primarily related to overall compensation, including stock-based, and a reduction in recruiting fees.

Net cash provided by operating activities for the quarter was approximately $6.4 million resulting primarily from changes in our working capital accounts in the ordinary course of business including, but not limited to, a decrease in accounts receivable and an increase in deferred revenue. These working capital changes were partially offset by a net loss for the quarter. Net cash provided by investing activities for the quarter was approximately $175,000. This was the result of fourth quarter purchases of lab equipment of $22,000 offset by a non-cash increasing adjustment of $197,000 for the unpaid portion of lab equipment purchases from the third quarter of fiscal 2025. Net cash used in financing activities for the quarter was $31,000 resulting primarily from the payment of financing leases which was partially offset by proceeds from options exercises. The Company ended the quarter with a cash position of $9.8 million and no debt.

Year-to-Date Financial Results

Total oncology revenue for fiscal year 2025 was $56.9 million, an increase of 14%, compared to $50.2 million for fiscal year 2024. The increase resulted from a 4% increase in our research services business and $4.7 million from data license revenue. Total operating expenses decreased 9% to $52.4 million for fiscal year 2025, compared to $57.5 million for the prior year.

For the twelve months ended April 30, 2025, Champions reported income from operations of $4.6 million, inclusive of $654,000 in stock-based compensation, $1.6 million in depreciation and amortization, and a $293,000 charge on the disposal of lab equipment, compared to a loss from operations of $7.4 million, inclusive of $1.1 million in stock-based compensation, $1.9 million in depreciation and amortization, and a $435,000 charge on disposal of lab equipment for the prior year. Excluding stock-based compensation, depreciation and amortization, and an equipment disposal charge, Champions reported adjusted EBITDA income of $7.1 million for fiscal year 2025 compared to an adjusted EBITDA loss of $3.9 million in the prior year.

Cost of oncology revenue was $28.4 million for the twelve months ended April 30, 2025, a decrease of $1.0 million or 3.4%, compared to $29.4 million, for the twelve months ended

Exhibit 99.1
April 30, 2024. The decrease in cost of oncology revenue was primarily from a decrease in compensation and lab supplies due to operational improvements, along with a decrease in outsourced lab services. Gross margin was 50% for the twelve months ended April 30, 2025 compared to 41% for the twelve months ended April 30, 2024. The margin improvement resulted primarily from a combination of increasing revenue while reducing costs due to operational efficiencies implemented, and the contribution of high margin data revenue to our revenue steam.

Research and development expense was $6.8 million for fiscal year 2025, a decline of $2.7 million, or 28%, compared to $9.5 million for the prior year. The decrease was primarily due to reduced investment in research and development in non-essential services, including Corellia, our wholly-owned subsidiary. Sales and marketing expense for fiscal year 2025 was $7.5 million, an increase of $481,000, or 7%, compared to $7.1 million for fiscal year 2024. The increase was primarily due to an increase in compensation, primarily driven by the data business development team, and some additional marketing initiatives, including increased conference attendance. General and administrative expense was $9.3 million for fiscal year 2025, a decrease of $1.7 million, or 16%, compared to $11.1 million for fiscal year 2024. General and administrative expense was primarily comprised of compensation, insurance, professional fees, IT, depreciation and amortization expenses, and estimated bad debt and credit losses. The decrease in general and administrative expense was primarily due to a decrease in compensation, recruiting, and professional fees partially offset by an increase in IT expenses.

Net cash provided by operations was $7.4 million for fiscal year 2025. Cash provided by operations was primarily the result of our net income and an increase in deferred revenue. Net cash used in investing activities was $389,000 from investment in additional lab equipment. Net cash provided by financing activities was $170,000 resulting from proceeds from option exercises partially offset by financing lease payments.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its fourth quarter financial results. To participate in the call, please call 888-506-0062 (domestic) or 973-528-0011 (international) ten minutes ahead of the call and enter the access code 792442. A replay of the call will be available by dialing 877-481-4010 (Domestic) or 919-882-2331 (International) and entering passcode: 52754, or by accessing the investors section of the company's website within 72 hours.

Full details of the Company’s financial results will be available on, or before, July 23, 2025 and no later than Tuesday July 29, 2025 in the Company’s Form 10-K at https://www.championsoncology.com.

* Non-GAAP Financial Information

This press release contains “Non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation of these Non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the Non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results

Exhibit 99.1
between periods. The Company’s management uses Non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results and for internal planning and forecasting purposes. Adjusted EBITDA and Adjusted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate Non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Adjusted EBITDA

Adjusted EBITDA represents net income (loss), or net income (loss) from operations, excluding the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share (EPS)

Adjusted net income (loss) (if denoted) and adjusted EPS exclude the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2025 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of

Exhibit 99.1
this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Non-GAAP) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
Net income (loss) - GAAP	$(1,834)	$(109)	$4,701	$(7,276)
Less:
Stock-based compensation	$131	$263	$654	$1,118
Depreciation and amortization	$394	$457	$1,640	$1,867
Loss on equipment disposal	$293	$354	$293	$435
Adjusted EBITDA - Non-GAAP	$(1,016)	$965	$7,288	$(3,856)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
EPS – GAAP, basic	$(0.13)	$(0.01)	$0.34	$(0.54)
Less:
Effect of stock-based compensation on EPS	$0.01	$0.02	$0.05	$0.08
Effect of depreciation and amortization on EPS	$0.03	$0.03	$0.12	$0.14
Effect of loss on equipment disposal on EPS	$0.02	$0.03	$0.02	$0.03
Adjusted EPS - basic, Non-GAAP	$(0.07)	$0.07	$0.53	$(0.29)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
EPS – GAAP, diluted	$(0.13)	$(0.01)	$0.33	$(0.54)
Less:
Effect of stock-based compensation on EPS	$0.01	$0.02	$0.05	$0.08
Effect of depreciation and amortization on EPS	$0.03	$0.03	$0.11	$0.14
Effect of loss on equipment disposal on EPS	$0.02	$0.03	$0.02	$0.03
Adjusted EPS - diluted, Non-GAAP	$(0.07)	$0.07	$0.51	$(0.29)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
Oncology revenue	$12,355	$14,001	$56,944	$50,155

Costs and operating expenses:
Cost of oncology revenue	7,271	7,250	28,389	29,401
Research and development	1,963	2,049	6,825	9,544
Sales and marketing	2,309	1,776	7,545	7,064
General and administrative	2,525	2,762	9,339	11,067
Loss on disposal of equipment	293	354	293	435
Income (loss) from operations	$(2,006)	$(190)	$4,553	$(7,356)
Other income (expense), net	42	(1)	73	48
Net income (loss) before benefit for income taxes	$(1,964)	$(191)	$4,626	$(7,308)
Benefit for income taxes	(130)	(82)	(75)	(32)
Net income (loss)	$(1,834)	$(109)	$4,701	$(7,276)

Net income (loss) per common share outstanding
basic	$(0.13)	$(0.01)	$0.34	$(0.54)
diluted	$(0.13)	$(0.01)	$0.33	$(0.54)

Weighted average common shares outstanding
basic and diluted	13,753,575	13,593,758	13,659,786	13,547,604
and diluted	13,753,575	13,593,758	14,266,781	13,547,604

Condensed Consolidated Balance Sheets as of

	April 30, 2025	April 30, 2024
Cash	$9,785	$2,618
Accounts receivable	11,234	9,526
Prepaid expenses and other current assets	1,350	1,495
Total current assets	22,369	13,639

Property and equipment, net	$4,375	$5,721
Operating lease right-of-use assets, net	5,080	6,252
Other long term assets	185	15
Goodwill	335	335
Total assets	$32,344	$25,962

Accounts payable	4,248	5,800
Accrued liabilities	2,556	2,160
Current portion of operating lease liabilities	1,471	1,337
Other current liability	135	150
Deferred revenue	15,443	12,094
Total current liabilities	23,853	21,541

Non-current portion operating lease liabilities	4,634	6,093
Other non-current liabilities	85	401
Stockholders’ equity (deficit)	3,772	(1,903)
Total liabilities and stockholders’ equity (deficit)	$32,344	$26,132

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$4,701	$(7,276)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation expense	654	1,118
Depreciation and amortization expense	1,640	1,867
Operating lease right of use assets	1,172	1,066
Net loss on disposal of equipment	293	435
Allowance and estimated credit losses	(272)	476
Decrease in uncertain tax position	(181)	—
Changes in operating assets and liabilities	(621)	(3,823)
Net cash (used in) provided by operating activities	7,386	(6,137)

Cash flows from investing activities:
Purchases of property and equipment	(389)	(836)
Net cash used in investing activities	(389)	(836)

Cash flows from financing activities:
Finance lease payments	(150)	(146)
Repurchases of common stock	—	(634)
Proceeds from exercise of options	320	253
Net cash provided by (used in) financing activities	170	(527)

Increase (decrease) in cash	7,167	(7,500)
Cash, beginning of period	2,618	10,118
Cash, end of period	$9,785	$2,618

Non-cash investing activities:
Equipment purchased in accounts payable	197	—